Exhibit 10.8

NORDYNE INC.
8000 Phoenix Parkway
O’Fallon, MO 63366

March 9, 2010
David J. LaGrand, President
NORDYNE Inc.
8000 Phoenix Parkway
O’Fallon, MO 63366

Dear Dave,

This letter confirms Nordyne’s agreement as follows:

1.
In exchange for your agreement to continue in the exclusive employment of Nordyne Inc. (“Nordyne” or the “Company”) as its President for a period of five years ending March 9, 2015 (the “Anniversary Date”), the Company will pay you on the Anniversary Date, a cash bonus of $1,300,000, less any amount paid pursuant to paragraph 2 below, and less any withholding required by law or requested by you. Payment of such bonus is conditioned upon your continued employment with the Company through the Anniversary Date and your compliance with the terms and conditions of this letter. The cash bonus set forth in this paragraph 1 and the bonus amounts set forth in paragraph 2 shall together be referred to in the aggregate as the “Bonus.”

2.
If you continue in the exclusive employment of the Company through the payment date(s) set forth in this paragraph and you comply with the terms and conditions of this letter, the Company will pay you a cash bonus of $150,000 on March 9, 2013 and an additional cash bonus of $150,000 on March 9, 2014, in each case less any withholdings required by law or requested by you.

3.
Should you resign or should your employment with the Company be terminated for “cause” prior to any of the Bonus payment dates set forth in paragraphs 1 and 2, you will forfeit any and all rights to any Bonus not otherwise due on or before such resignation or termination date. For purposes of this letter agreement, “cause” shall mean: (a) the conviction of a crime; or (b) the gross dereliction of your employment duties; or (c) continued negligence in the performance of your employment duties after notice of such negligence from the Company’s board of directors. The finding of “cause” in (b) and (c) shall be as determined in good faith by the Company’s board of directors.

4.
Should you be terminated by the Company for other than “cause” prior to the Anniversary Date, you will be paid a cash bonus of $1,300,000 on the date of your termination, less any amount paid pursuant to paragraph 2. Such amounts shall be less any withholding required by law or requested by you.

5.
During the period you are employed by Nordyne, you agree that you will not work in any capacity for any other person except as may be directed by the board of directors of Nordyne and you agree to dedicate your time toward the success and profitability of Nordyne.

6.	You shall continue to be eligible to participate in any other bonus or compensation arrangement made available generally to other executive officers of Nordyne.

a.
You understand and agree that regardless of the terms and conditions of any benefit plan or agreement, the payment of the bonus pursuant to paragraph 1 is not considered wages or compensation for purposes of any benefit plan or arrangement including any pension, profit-sharing plan, 401(k) plan, supplemental executive retirement plan or any other plan based, in whole or in part upon a participant’s wages or other compensation and you agree to waive any right to the inclusion of such amount in the calculation of such benefits.

b.
The payment of the bonus set forth in paragraph 2 and any amount paid pursuant to paragraph 4 in excess of $1 million shall be considered wages and compensation for purposes of any benefit calculation made pursuant to the Nordyne Supplemental Executive Retirement Plan, or any successor to that Plan.

7.
You agree that for a period of 24 months following your termination of employment with the Company (whether prior to, on, or after the Anniversary Date), you will not and will take all reasonable steps to ensure that your new employer does not: (i) directly or indirectly solicit, attempt to hire or hire any executive(s) or key employee(s) of the Company or its affiliates or induce or encourage any such executive(s) or key employee(s) to terminate their employment with the Company or any affiliated company.

8.
The covenants of this letter agreement are severable, and in the event that any one or more of such covenants are deemed illegal or unenforceable, the remaining covenants shall remain in full force and effect, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or other restrictions set forth in this letter agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the provision of this agreement shall thereby be reformed.

9.
In the event you violate the terms and conditions of paragraphs 7 or 10, you agree to immediately return any amount of any Bonus paid. In addition to the repayment of the Bonus, because the legal remedies of the Company may be inadequate, in the event of a breach of any of the covenants set forth in this paragraph, the Company may, at its option, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of this paragraph by seeking an injunction or other equitable relief.

10.
You agree that for a period of four years following your termination of employment, whether before, on, or after the Anniversary Date, whether voluntarily or involuntary and regardless of the reason for the termination, you shall not use, divulge, exchange, sell or distribute any Confidential Information that you have obtained in connection with your employment with the Company. As used in this Agreement, the term “Confidential Information” shall mean all information concerning Company business that is not generally known or disclosed to persons not employed by the Company and shall include but not be limited to, customer lists, internal sales reports or projections, mailing lists, pricing formulas or lists, business strategies, product development information, raw material cost information, financial statements or parts thereof, employee salaries or salary scale, electronic media, computer software or data including sales or marketing systems or warehousing or distribution systems costs or payment systems, or customer shipping or inventory systems.

11.
Except as specifically set forth herein, this letter does not create any employment contract between you and the Company. The Company may terminate your employment at any time and for any reason or for no reason,

12.	This Agreement shall be governed by the laws of the State of Missouri.

Please indicate your agreement by signing below.
Very truly yours,
NORDYNE INC.

By:    /s/Richard L. Bready
Its:    Vice President
Accepted and agreed.

/s/ David J. LaGrand
David J. LaGrand